Exhibit 99.1

Contact:

Jeff Brown	Tricia Gugler
VP Corporate Communications	VP Investor Relations
650.628.7922	650.628.7327
jbrown@ea.com	tgugler@ea.com

JOHN SCHAPPERT RETURNS TO EA

AS CHIEF OPERATING OFFICER

Veteran of EA and Xbox to Lead Global Publishing, Online Platform, Central

Development Services and Corporate Groups

REDWOOD CITY, Calif. – June 18, 2009 – Electronic Arts Inc. (NASDAQ: ERTS) today announced that John Schappert has been appointed Chief Operating Officer, responsible for worldwide publishing, the Online Platform Group, EA™ Interactive, Central Development Services and other divisions of the company. Schappert, who joined the industry in 1991 as a software engineer on several EA titles and went on to lead many of the company’s biggest franchises, left EA in 2007 to become Corporate Vice President of the Microsoft Interactive Entertainment Business with responsibility for Microsoft Game Studios and Xbox LIVE®. He is scheduled to return to EA on July 14.

John Pleasants, who has been in this role, will be leaving the company.

“We are thrilled to welcome John Schappert back to EA,” said EA Chief Executive Officer John Riccitiello. “He has a great track record as a leader and innovator in our industry. His years of experience with EA and in Microsoft’s Xbox business, provide him great insight into recognizing what consumers want.”

“After nearly two decades working in or around this company, I’ve got EA in my blood,” said John Schappert. “This is a team that is intensely focused on quality and innovation. I’m looking forward to rejoining EA as Chief Operating Officer and helping grow the business on new platforms and in new markets.”

John Schappert has 17 years of experience building successful teams and profitable businesses in the game industry. After working as a game software engineer and project leader, he founded Tiburon Entertainment in 1994, the studio behind EA’s Madden NFL, NCAA® Football and Tiger Woods games. Tiburon was acquired by EA in 1998. In 2002, he moved to EA’s Burnaby Studio in British Columbia and was promoted to Senior Vice President and Group General Manager. In this role, he oversaw production of blockbuster franchises such as FIFA Soccer, NHL® hockey, and Need For Speed™. He was promoted again to Chief Operating Officer for EA’s Worldwide Studios and, subsequently to Executive Vice President with oversight of EA’s Online Platform and Central Development Services Group.

He joined Microsoft in 2007 to create the LIVE Software Division, the online services group for Xbox®. His responsibilities were expanded to include oversight for the Microsoft Game Studios and Xbox LIVE. This role included oversight of some of the industry’s largest franchises, including Halo, Gears of War and Forza Motorsport. John and his team launched the New Xbox Experience which brought new functionality to Xbox LIVE and helped grow the Xbox Live business from 6 million to 20 million members.

About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is a leading global interactive entertainment software company. Founded in 1982, the Company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, wireless devices and the Internet. Electronic Arts markets its products under four brand names: EA SPORTSTM, EATM, EA MobileTM and POGOTM . In fiscal 2009, EA posted GAAP net revenue of $4.2 billion and had 31 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

EA, EA SPORTS, EA Mobile, Pogo and Need for Speed are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries. Xbox and Xbox LIVE are trademarks of the Microsoft group of companies. John Madden, NFL, Tiger Woods, NCAA and FIFA are trademarks or other intellectual property of their owners and used with permission. All other trademarks are the property of their respective owners.